Exhibit 99.2

LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

C O R P O R A T E P A R T I C I P A N T S

Alexis Waadt, Head of Investor Relations

Louis Summe, Chief Executive Officer and Co-Founder of LiveVox

Gregg Clevenger, Executive-VicePresident and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Latimore, Northland Capital Markets

James Fish, Piper Sandler

Tom Roderick, Stifel

Joseph Brunetto, Benchmark Company

P R E S E N T A T I O N

Operator

Welcome to the LiveVox Holdings Second Quarter 2021 Earnings Call.

I would not like to turn the conference over to Alexis Waadt, Head of IR. Please go ahead.

Alexis Waadt

Good afternoon and thank you for your participation today.

With me on the call are Louis Summe, Chief Executive Officer and Co-Founder of LiveVox, and Gregg
Clevenger, Executive-VicePresident and Chief Financial Officer.

Before we get started, I would like to remind you of the Company's Safe Harbor language. Comments made during this conference call and webcast and any other Company document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Any statement that refers to expectations, projections or other characterizations of future events including financial projections or future market conditions is a forward-looking statement. The Company's actual future results could differ materially from those expressed in such forward-looking statement for any reason including those listed in its SEC filings. LiveVox assumes no obligation to update any such forward-looking statements.

Please also note that past performance or market information is not a guarantee of future results. Certain information discussed on this conference call was derived from third party sources and has not been

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

independently verified and, accordingly, the Company makes no representation or warranty in respect of this information.

    During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP financial measure can be found in the earnings press release, which is available on the Investor Relations website, investors.livevox.com. A recorded replay of this call together with related materials will be available on our Investor Relations website, investorslivevox.com. LiveVox’s earnings release and 10-Q are also available on the Company’s website.

With that, I'll turn the call over to Louis to begin.

Louis Summe

Good afternoon everyone and thank you for joining us. Welcome to the LiveVox earnings call, our first as a public company.

My name is Louis Summe, and I am the CEO and Co-Founder of LiveVox. This moment has been 20 years in the making and we are very excited with how all the pieces have come together to create a tremendous opportunity for LiveVox and our shareholders.

As most of you know, LiveVox is a next generation Cloud Contact Center platform that seamlessly integrates digital and voice communications, CRM, AI, and Work Force Optimization to help enterprises drive customer service performance. This year our platform will facilitate more than 14 billion interactions on behalf of our customers. Simply put, our platform is more integrated than our competitors. As digital engagement increasingly becomes the new store front for the enterprise, LiveVox’s unique capabilities offer seamless out-of-the-box integration between online touchpoints and Contact Center agents, providing our clients with a material advantage in growing revenue and improving customer experience.

Not only is our platform primed and ready, but the market is as well. McKinsey estimates the overall Contact Center Software market is $27 billion currently and will grow to $83 billion over the next 10 years. Our market focus, the Cloud Contact Center software space is currently only 10% to15% of the $27 billion of annual spend, and has gained significant growth momentum as more enterprises look to adopt digital and AI capabilities. By 2030 McKinsey expects the Cloud to be nearly 100% of the market providing a substantial macro tailwind for us to accelerate our revenue growth.

In terms of our financial results for the quarter, we achieved total revenue of $28.9 million, up 28% year-over-year. This strong performance was fueled by the strength in our Contract revenue which grew 34% year-over-year to a record of $22.4 million, and Contract revenue is on target to be approximately $90 million for the full year 2021, which would be approximately 25% growth over last year. As a reminder, given the way our Contract revenue works, this number is effectively locked in for the remainder of the year.

Although our Contract revenue is strong, our excess usage revenue is recovering more slowly than expected as COVID related government consumer stimulus programs have reduced non-contracted utilization on our platform. Those programs have lasted longer and the recovery of our excess usage revenue is taking longer than we had initially predicted to return to a normal pre-COVID level. Although these COVID headwinds continue to slow our excess usage revenue recovery, we have multiple vectors for growing our Contract revenue, which I will review now.

One of our primary purposes for going public is to provide the Company with increased resources to capitalize on this generational opportunity in the Cloud Contact Center space. With our entry into the

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

public markets, we have added more than $100 million to our balance sheet and we are well positioned to increase our growth investments; in particular our go-to-market capacity. We are accelerating our investments in growth and generating more leads for our pipeline, hiring more sales executives to drive bookings, signing up more distribution partners to increase our market reach, adding more features to increase our revenue per client, and shrinking our time to implement new customers and products.

Even though we have just started many of these investments, we’re already seeing promising results. This includes adding approximately 35% more resources to sales and marketing just since the beginning of the year. Building a channel team from scratch to focus on partners, who by the way, have already signed agreements with Telarus and Intelisys, both of whom are major channel organizations and this team is also in discussions to add several additional partners in the near future.

We are also seeing 10% of our new sales bookings in the second quarter from the agent channel versus zero in the first quarter, and we are building relations with third party analysts. For example: just a couple weeks ago, Forrester published a Total Economic Impact Study on the benefits of our platform powered by Omnichannel communications and Purpose-Built CRM. The results were very positive, highlighted by 229% return on investment based on Forrester’s direct interviews with several of our customers. I encourage you to take a look at this study, which is available on our website.

In addition to our sales and marketing investments, the second quarter was another incredible milestone for LiveVox in terms of product innovation, setting the stage for us to continue to increase our revenue per customer and increase our speed of implementation. We released over 60 product features during the quarter with a focus on AI, self-service, Contact Center compliance, as well as ease of use.
For example, in Q2 we launched our enhanced Chatbot builder, which helps clients to optimize messaging conversations and improve customer self-service out of the box. The tool comes pre-integrated with our CRM Suite and WFO capabilities and allows clients to easily launch bots within minutes. Additionally, we have enhanced our AI Virtual Agent product by embedding real-time monitoring and quality management tools which enhance feedback loops for clients who are better able to optimize virtual agents in minutes rather than months.

Our Contact Center CRM platform continues to be focused on helping agents to optimize every customer interaction. With our AI Virtual Agents and bot library, clients can seamlessly integrate third party platforms, automate processes, prevent errors, and boost agent productivity, delivering better customer experience and greater efficiency.

Improvements in our new standard delivery process, including out-of-the-box solution, enables us to onboard new customers 25% faster than just where we were at the beginning of the year. These pre-configured modules contain Contact Center industry best practice configurations across our platform, with automated training content available to help expedite platform optimization.

In terms of the new STIR/SHAKEN regulations, we have taken the necessary steps to ensure that all our clients continue to abide by the new set of FCC standards which impact Contact Centers. With the call attestation and authentication framework in place as part of our latest release, clients can be assured that all their calls are properly delivered and received through the carrier networks and that consumers are provided with proper notifications per the new regulations.

With that, I’ll now turn it over to Gregg to cover our financials in more detail.

Gregg Clevenger
Thanks Louis, and good afternoon everyone.

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

I want to start first by reviewing the various pieces of our revenue with you to make sure we’re all on the same page about how the revenue components that we talk to you about relate to the revenue components that you hear other SaaS software or CCaaS software providers talk about.

Like most SaaS software companies, our revenue is comprised of recurring Subscription revenue and non-recurring Professional Services revenue. We’ve had very little non-recurring Professional Services revenue historically, 1% to 2% in fact. So the vast, vast majority of our revenue is recurring Subscription revenue, 98% to 99% historically. And, like other CCaaS software providers, our Subscription revenue is comprised of usage revenue under contract, which we call Contract revenue, and revenue that we bill customers for usage above the minimum value that they’ve committed to us under contract, which we call Excess usage revenue.

Both the Contract revenue and the excess usage revenue are based upon usage of some form, for example, minutes of voice, number of two-way messages, hours of speech analytic processing time, seat licenses of our software products like CRM and WFO, and other usage-based metrics. It’s all usage of some sort, just some falls under the minimum contract value and some is in excess of the minimums as described earlier.

We call the relationship between our total revenue and our Contract revenue the usage multiplier, which is simply total revenue divided by Contract revenue. Prior to the Covid-19 pandemic, the usage multiplier was fairly constant each quarter, averaging 1.55 with little quarter-over-quarter variability. In fact less than 2% variance in each quarter going back to even before the beginning of 2019.

So, with all that as a backdrop, I’ll now walk you through our results for this quarter. I’ll start with our second quarter revenue results and a reminder that all non-GAAP financial figures that I discuss are reconciled in the Investor Relations section on our website.

Our total revenue for the second quarter was $28.9 million, 28% higher than the second quarter of last year and 3% higher than the first quarter of 2021, underpinned by continued strength in our Contract revenue. Like I mentioned earlier, our total revenue is more than 98% Subscription revenue and less than 2% Professional Services revenue, consistent with the historical split in this quarter.

The primary component of our Subscription revenue, our Contract revenue, was $22.4 million in the second quarter, which was 34% higher than the second quarter of last year and 8% higher than the first quarter of 2021. Contract revenue remains strong and predictable, underpinned by strong new sales bookings and our continued healthy net revenue retention which improved to 105% for the quarter versus 99% last quarter.

Remember, net revenue retention is a trailing metric, measuring the recurring Subscription revenue from customers in the last four quarters versus the recurring Subscription revenue from those same customers in the four quarters of the prior period, assuming only customers which had such recurring revenue in the prior period four quarters. We believe that this metric will continue to improve for the next several quarters as fewer of the pre-pandemic quarters are captured in the calculation.

I’ll remind you that our pre-pandemic net revenue retention was in the 114% to 120% range in the 10 consecutive quarters leading up to the beginning of the pandemic.

Our new sales bookings, which are new added revenue commitments under contract and are driving our strong Contract revenue growth and our confident outlook in that regard were up 37% in the first half of this year versus the same period last year, which was impacted in the first quarter by the onset of the pandemic. We are seeing strong momentum in our pipeline which we believe will drive sustainable growth in our Contract revenue going forward. The average number of products signed up for by new logos in the

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

quarter was 5.4 on average, up from 3.9 in the second quarter of last year and 1.3 in the second quarter of 2019.

As Louis described earlier, our new products are clearly in demand by our new customers and are helping us to drive new business both through our direct sales channel and the new agent channel that we launched earlier this year. These new products also represent new and exciting white space opportunities with our existing customers, giving us the ability to bring more products to our existing customer base in our expand sales motion.

The other component of our Subscription revenue, our Excess usage revenue, totaled $6.5 million for the second quarter, 12% higher year-over-year but 9% lower than the first quarter of 2021. The usage multiplier for the second quarter, which as I noted before is total revenue divided by Contract revenue, was 1.29 this quarter, lower than the 1.35 we achieved in the second quarter of last year and last quarter, and significantly lower than the relatively steady 1.55 average that we experienced in the period leading up to the beginning of the pandemic. In fact, a 1.29 usage multiplier is the lowest quarterly level that we have ever experienced.

While we have been expecting the impact of the direct financial stimulus that consumers have received over the course of the pandemic to abate and allow the consumer credit markets to return to a more normal operating cadence, aggregate delinquency rates have remained low and declining since the beginning of the pandemic, according to current data from the New York Federal Reserve, reflecting an uptake in forbearances provided by both the CARES Act and voluntarily offered by lenders.

The forbearances, coupled with the direct financial stimulus and extended and enhanced unemployment benefits, have allowed consumers to redirect their cashflow from rent abatements, and lower cost mortgage and student loan debt in forbearance, towards paying down higher cost credit card debt, thus actively reducing those outstanding balances and allowing our collections customers to achieve their collections targets with less servicing activity than in normal market conditions. This has directly impacted call activity in the collections vertical that drove 37% of our revenue last year.

However, we are seeing recent signs in our customers’ activity that point towards increased collections activity in the coming months and quarters and recently released data, again from the New York Federal Reserve, indicates that the most recent measure of the number of new credit inquiries, which is an indicator of consumer credit demand, showed nearly a 4% increase in the second quarter over the previous quarter after having declined since the second quarter of 2020.

Notwithstanding that note of optimism for the collections vertical, it remains very difficult for us to predict when this will translate into increased usage. I’ll address what the implications of this unpredictability in our Excess usage revenue has on our forward-looking guidance in a moment and why we believe it’s temporary.

Our adjusted gross margin for the second quarter was 62% after adjusting out nearly $10 million from our cost-of-service for cash and equity bonuses related to the SPAC transaction that were earned by individuals whose departments roll up into that cost line. This compares to 62% in the second quarter of last year and 64% last quarter.

Our Adjusted EBITDA for the quarter was a negative $2.6 million versus a loss of $300,000 in the second quarter of last year and $200,000 last quarter, reflecting the aggressive investments we’re making across the business to capitalize on the vast and growing CCaaS market opportunity which Louis described earlier in the call. Despite our Excess usage revenue not performing as we expected this quarter, we are not adjusting our spending accordingly. We are continuing to lean heavily into the opportunity and our Adjusted EBITDA loss reflects that aggressive spending posture this quarter.

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Our Earnings Per Share for the quarter were a negative $1.12 on both a basic and diluted basis, significantly impacted by the $69 million of stock-based compensation and long-term equity incentive bonus payouts triggered by the closing of the SPAC transaction.

Our Capex for the quarter totaled $300,000 which is a relatively normal level for this business, reflecting the fact that we are able to successfully leverage the public Cloud and don’t have the need for ongoing Capex to support our own data centers like many other CCaaS software providers.

We also ended the quarter with $55 million of debt and $161 million of cash. However, after adjusting out certain non-standard, non-operating payables such as the cash portion of bonuses to be paid to current and former employees as a result of the SPAC transaction and SPAC related transaction expenses that were unpaid as of June 30, pro forma cash for the business combination at the end of the quarter was $125 million.

Finally, our forward-looking guidance. For the third quarter, we expect our Contract revenue to land between $22.5 million and $23 million, which would be 23% to 26% higher than the third quarter of last year. We expect our total revenue for the third quarter to be between $29 million and $30 million, assuming that the usage multiplier remains at its current pandemic-impacted level, in the 1.29 range versus the pre-pandemic level of 1.55.

While we continue to believe that some of the signs that we’re seeing in the credit markets point towards a recovery path in this metric and in our Excess usage revenue in particular, there are just too many unknowns out there today to stake our near-term guidance on a set recovery path to normal that we have no control over, including the impact of the Delta variant and any future variants on overall economic activity, and any future stimulus of any form that the federal and state governments might extend to consumers.

We’re taking that same posture with respect to our 2021 full year revenue guidance as well. For the full year, we’re guiding to $117 million to $119 million in total revenue, underpinned by $89.5 million to $90.5 million of Contract revenue, which is consistent with the indications we’ve given in the past with respect to Contract revenue which remains strong and much more predictable. At these ranges of outcomes, our year-over-year growth in total revenue would be 14% to 16% and the year-over-year growth in Contract revenue would be 24% to 26%.

While we are not giving formal guidance with respect to 2022 revenue at this point, given the strength of our subscription business model we have strong visibility into Contract revenue growth and are able to reaffirm a minimum year-over-year growth rate in Contract revenue of 25%. Clearly, with strong Contract revenue growth as our base, a recovery towards a more normal economic environment will provide a significant tailwinds for us when it comes and provide a substantial uplift in our total revenue growth rate when it does happen.

With that, I will turn it back over to Louis wrap up.

Louis Summe

Thanks Gregg.

Before we go to Q&A, I’d like to focus your attention on what I believe are the key take-aways from this call.

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Most importantly, our 2021 Contract revenue has a very high degree of visibility and has a clear path to grow 24% to 26% this year. We’re making very strong progress on our go-to-market investments, which should result in Contract revenue growth of at least 25% in 2022 as well.

We’re currently executing on multiple vectors to further accelerate our future growth, including doubling our sales and marketing headcount, accelerating investments in our Channel Partner program, and driving continued product innovation.
I have never been more excited about our products or opportunities than I am right now, and I believe that we are perfectly positioned to benefit from the generational shift of the Contact Center software market from on-premise to the Cloud.

And lastly, I want you all to know that LiveVox management incentives are solidly aligned with our shareholders. All executives at the Vice President level and above have at least 50% of their post-public equity incentive compensation in the form of performance stock units that only vest when certain stock price thresholds have been met, from $12.50 to $17.50 a share.

With that, I want to thank all of you for attending our first conference call as a public company. I especially want to thank all our employees and customers who have been with us along this journey so far.

Now Operator will you please provide instructions for Q&A.

Operator

Absolutely. The first question comes from Mike Latimore with Northland Capital Markets. Please go ahead.

Mike Latimore

Excellent. Thanks a lot. Congratulations on the results from first earnings call here. Sounds like bookings were strong, can you give a little more color into the bookings themselves? The types of products that really seem to have traction in the quarter and maybe a little color on new customers versus up-sales.

Gregg Clevenger

Mike, Louis is going to answer that, but before I want to make a correction, I had a typo in my script, just so everyone knows. The EPS was a negative $1.08 a share this quarter, not at negative $1.12 just wanted to point that out. Then Louis will take your question.

Louis Summe

Great. Thanks, Mike. Yes, the bookings were definitely strong this quarter, and customers are looking more and more for, I would say our full platform. I think you heard that in some of the stats that Gregg provided in the number of new applications that our new customers are adopting, it’s up substantially. I think the bigger theme here is that enterprises in general really want to add digital and they want to add AI capabilities to a lot of their workflows. When LiveVox comes in with its more integrated suite that makes that easier to do, frankly, they're just taking us up on that. That's why you see them gravitating to more of a platform by which includes a greater number of features as Gregg points out.

Mike Latimore

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Great. I think I heard you say that 10% of the bookings in the quarter came from the Channel Partners is that right?

Louis Summe

Yeah, that's correct. The Channel has, I would say, performed very well. We’re excited about the potential there. The receptivity that we've gotten from the Channel Partners are strong. They see us as a very helpful new partner for them. We've just started that, that has plenty of room to run.

Mike Latimore

Yes, 10% is a good number for a few months. Then you talked a little bit about the Fed Reserve statistics, but can you talk about what you're seeing in terms of your own usage patterns maybe over the last month or two, are you also seeing kind of stability in usage revenue last month or two?

Louis Summe

We are seeing usage tick up. It's just gone slower than we anticipated and of course, it's not hard to trace that back to the spike in the cases from the Delta variant and then the extension of stimulus programs from the government.

Mike Latimore

Great, thanks a lot. Good luck.

Gregg Clevenger

Thanks, Mike.

Operator

The question comes from James Fish with Piper Sandler. Please go ahead.

James Fish

Hey guys, well put together prepared remarks here. I think you guys laid out the issue here that it's really on the usage side and that's really out of your hands more in the government's, and congrats on completing the deal as well. Maybe just to start it off on the comments made about the differentiation, a big differentiator for you guys is the integration and consolidation capabilities. First, what are you seeing with your overall customers looking to add agents versus move towards more of the bot-driven AI assist with speech IQ? Second, how's the attach this quarter of WFO and CRM?

Louis Summe

Yes. The WFO and the CRM attach rates, that remain strong. I would say that the agent population is still growing pretty well. I think that right now AI is something that people really want to use and they are using. Really a variety of use cases but it's still on, I would say a rather small scale. Much of it is still really in, I would say, the proof-of-concept phase, and they're still determining how aggressively they are going to be rolling it out.

Louis Summe

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Everybody wants to try it. Everybody wants to have it. They’re really now just wrapping their hands around just how aggressively they want to roll it out at this moment.

James Fish

Makes sense. I appreciate the details, Gregg, on the guide. I think top-of-mind here after hours is how are you guys thinking for the second half part and the 2022 Contract revenue target? In terms of when are you guys embedding that collections vertical usage to really return at this point? Is it that January timeframe? I think it was the latest that it's gone to go on the government. I guess, is there a difference in the usage multiplier today in collections versus engagement? Any way to quantify that?

Gregg Clevenger

We don't actually quantify the difference in the multiplier across the customer use case segments. We don't do that. But from the perspective of going forward, we've had months where it feels like we have momentum on the upside, and then it rolls over the next month. That's been a little bit of a pattern the last few months. While we do see, not just positive signs in the actual usage, but statistics from the outside that are bearing out some of the underpinnings of what could be a real recovery in the collection space. Some of the Fed statistics that I cited, those are new.

There's been a decline in credit card origination from the very beginning of the pandemic and to have that being a pickup or indications of a pickup just tell you that coupled with not all stimulus is going away. Obviously, some of it is being extended. But the indications are that there are more credit card applications being made and taken up in terms of origination and that will translate into more collections 60 days from now, 90 days from now whenever when things start to go sour and a portion of those credit cards.

We do think that we're on a path to recovery, but we have seen ups and downs over this period of time that makes it just really hard for us to stick a stake in the ground on something that's really hard for us to predict and say that it's going to improve in any marked fashion. Which is why we're saying, look, we are in a range and we have been over the past few months and we're going to assume, given everything that's going on in the world that impact this, that we're just going to stay in that range and we hope there's more upside to that than downside. As I said, we have indications for us to believe that there is a lot more upside than downside in that.

Louis Summe

Part of the reason that we're taking that posture is just so much momentum in our bookings and in our contracted revenue, we've really just want to focus in on that and stay aggressive in growing that because it's such an enormous potential for us.

James Fish

If I can sneak in one more maybe. Any way to quantify if we're talking bookings strength here. I think we were given that RPO was around $100 million or $d97 million. Any way to disclose that metric right now?

Gregg Clevenger

Yes. I think it's 144. I want to say it's 144. So it has gone up substantially from where it was, and a lot of that is around, I'm sorry, 142, I'm being corrected, the (inaudible) is going to be out here in the next hour or so, so you'll see it. We've had a big concerted effort, instead of allowing our auto-renew contracts to auto-renew for a year to be proactive in locking in longer-term contracts. As customers are coming up for

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

renewals, we're locking them into much longer contracts. It’s kind of hard to tease out what's from longer-term renewals and what's from new bookings. As we have done consistently in the past, we're not going to talk about bookings necessarily and set expectations for what bookings might be because of the lumpy nature of them. But we are very satisfied with who we are in terms of bookings, and relative to the investments that we're making, and feel like we've got a lot of traction there, and that gives us the confidence in the contracted numbers, at least that we're laying out there for you.

James Fish

That's a great number, Gregg. Helpful, guys. Thanks.

Louis Summe

Thank you.

Gregg Clevenger

Thank you.

Operator

The next question comes from Tom Roderick with Stifel. Please go ahead.

Tom Roderick

Yes, great. Hi, Louis. Hi, Gregg. Hi, Alexis. Thanks for taking my questions. Louis, I guess I'll bring it back to your opening comments and ask how it informs the way you want to run the business. If we think about the secular tailwinds in the committed revenues and new bookings, that all seems to be going in a remarkably solid fashion. Then there is the part of the business that's a little bit out of your control, which certainly would be on the collection side, and some of the usage multiplier associated with that.

I guess the question is, how do you manage the right cost structure of the business? How do you manage go-to-market while you've got one secular tailwind, and maybe some near-term pandemic-related headwinds taking place? There's a little bit of a push and pull. You've got to obviously decided how to right-size the business and things for the long term. I would love to hear your philosophy on that.

Louis Summe

Yes. Look. The excess usage is going to recover, it's not really a question of if, it's a question of when. But as far as how we're approaching the business, we're simply pulling that out of the equation and just focusing the operations around bookings and around contracted revenue, and investing as aggressively as we can to drive those numbers. Again, we love our pathway there, we've got great momentum on it. We're talking to you about the results that we've had today, but we've dramatically increased our investments just starting this year. Those haven't really played out in our bookings and contracted numbers yet. I mean there's a small impact there, but the bulk of that impact really comes later in the year and into ‘22 where it really drives our numbers. That's our focus. We're thinking about our business in terms of bookings and in terms of contracted revenue. When that excess usage returned, that'll be great, and that'll be gravy on top, but that's just not our focus.

Tom Roderick

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Understood. Now that's helpful. Then, bigger picture, the product portfolio is just so much more expensive than it was four or five years ago, even just a couple of years ago. Certainly, the picture from WFO, and CRM, and omnichannel, and messaging, there's so much your customers can do, I'd love to understand a little bit better how that impacts, whether it's inbound or outbound, the way the customers are using you. I don't think you've broken out that mix of inbound versus outbound communications. But I would love to understand thematically how that trend might be shifting, and if the shift is more towards, say inbound, does that create a heightened attach rate on some of these newer features? Or is it really across the board, or perhaps AI is a good way to talk about that, that impacts both inbound and outbound on the call front? But I'd love to hear your take on that. Thanks.

Louis Summe

Yes. Look. We're more inbound than we've been historically, that's a natural outgrowth of adding a lot more feature capability, but I'll say that in general what customers are looking to do is really engage with the consumers. I think the framework that we talk about with our customers is really more of a blended framework than it is an inbound or a outbound framework.

I mean one of the things that customers really use our platform for is for event triggers. Because we have a very rich set of APIs and a very rich set of features, you could have an event that would trigger an SMS, you could have an event that would trigger an email, you could have an event that would trigger a phone call. You can have those connected driven by an inbound event or driven by a point in time or driven by another data element. It’s not so much about shifting from outbound to inbound, more so as just facilitating a blended full engagement model. Now does that make sense.

Tom Roderick

Yes. That's super helpful. I appreciate the commentary and congratulations on your first quarter out of the gates. I'll jump back in the queue. Thank you.

Louis Summe

Thank you Tom.

Tom Roderick

Thank you.

Operator

The next question comes from Joseph Brunetto with Benchmark Company. Please go ahead.

Joe Brunetto

Hi guys. This is Joe Brunetto, on for Mark Chappelle. Thanks for taking my questions. Just to start, what products or modules do your sales reps typically lead with when pursuing new customers?

Louis Summe

Well, we have five core land bundles. They include a speech analytics land bundle, a two-way messaging land bundle, a outbound and blended omnichannel bundle, a AI virtual agent bundle, and a inbound agent experience bundle. Those five bundles are how we open the conversation with customers, with our land part of our sales process.

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LiveVox – Second Quarter 2021 Earnings Conference Call, August 12, 2021

Joe Brunetto

Awesome. Thank you for the color. I guess what size Contact Centers are your solutions seeing the most traction in during the past few quarters?

Louis Summe

We're doing really well with the enterprise segment. In particular, middle-market and larger enterprises are most attracted to taking their digital engagement and their AI capabilities to the next level. That's really where our products are most appealing right now.

Joe Brunetto

That's great. Thank you. Then just to finish off, for Gregg, with respect to your historical usage multiplier, what gives you the confidence that the usage multiplier will revert back to that 1.55x pre-COVID level once the pandemic subsides?

Gregg Clevenger

Well, we think that that's a normal operating level for the kind of customers that we target in terms of the amount that they preferred to have under contract versus variability on top. We saw a lot of stability in that over a long period of time prior to the pandemic. We don't know of any reason why we shouldn't be at that same level once things get back to a normal credit market cadence. That is the level that we're expecting we're going to get to at some point.

Joe Brunetto

Okay great. It's very helpful. Thanks again for taking my questions and congrats on the first quarter. Thanks guys.

Gregg Clevenger

Thank you.

Louis Summe

Thank you.

Operator

This concludes the question-and-answer session and today's conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.

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